Exhibit 21.1

SUBSIDIARIES OF POCHE TECHNOLOGY CO., LIMITED

Subsidiaries	Place of Incorporation	Incorporation Time	Percentage Ownership
HONGKONG POCHE TECHNOLOGY CO., LIMITED	Hong Kong	September 9, 2020	100%
POCHE TECHNOLOGY CO., LIMITED	British Virgin Islands	August 13, 2025	100%